SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	138 Bartlett Street Marlboro, Massachusetts 01752 (Address of principal executive offices)	04-3242254 (I.R.S. Employer Identification Number)

Amended and Restated 2000 Stock Option and Incentive Plan
Amended and Restated 2000 Employee Stock Purchase Plan
(Full title of the plans)

Richard M. Feldt
President and Chief Executive Officer
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, Massachusetts 01752
(Name and address of agent for service)

(508) 357-2221
(Telephone number, including area code, of agent for service)

Copies to:
Robert Sanchez, Esq.
Robert G. O’Connor, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
12 E. 49th Street, 30th Floor
New York, New York 10017-8203
(212) 999-5800

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $0.01 par value, available for issuance under the Amended and Restated 2000 Stock Option and Incentive Plan	3,000,000	$6.53	$19,590,000.00 (1)	$2,306.00
Common Stock, $0.01 par value, available for issuance under the Amended and Restated 2000 Employee Stock Purchase Plan	380,000	$5.55	$2,109,000.00 (2)	$249.00
TOTAL	3,380,000		$21,699,000	$2,555.00

(1)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based upon the price per share of $6.53, which was the average of the high and low price per share of the Common Stock of Evergreen Solar, Inc. (the “Registrant”) as reported on the Nasdaq National Market on July 22, 2005.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the based on the price per share of $5.55, which is the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on July 22, 2005, multiplied by 85%, which is the percentage of the trading price applicable to purchases under the Amended and Restated 2000 Employee Stock Purchase Plan (assuming that the Company’s Common Stock is traded at such time on the Nasdaq National Market).

EXPLANATORY NOTE
     This Registration Statement is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,380,000 additional shares of the Registrant’s Common Stock that may be issued pursuant to the Registrant’s Amended and Restated 2000 Stock Option and Incentive Plan and Amended and Restated 2000 Employee Stock Purchase Plan (collectively, the “Plans”). Accordingly, the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2001 (file number 333-53374) and June 9, 2003 (file number 333-105963) are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant incorporates by reference into this Registration Statement the following documents and information filed by the Registrant with the SEC:
1.	The Registrant’s Current Report on Form 8-K (file number 000-31687), filed June 29, 2005.

2.	The Registrant’s Quarterly Report on Form 10-Q, as amended (file number 000-31687), filed May 2, 2005.

3.	The Registrant’s Amended Annual Report on Form 10-K/A (file number 000-31687), filed April 29, 2005.

4.	The Registrant’s Current Report on Form 8-K (file number 000-31687), filed April 28, 2005.

5.	The Registrant’s Annual Report on Form 10-K (file number 000-31687), filed March 10, 2005.

6.	The Registrant’s Current Report on Form 8-K (file number 000-31687), filed February 24, 2005.

7.	The Registrant’s Current Report on Form 8-K (file number 000-31687), filed February 7, 2005.

8.	The Registrant’s Amended Current Report on Form 8-K/A (file number 000-31687), filed January 21, 2005.

9.	The Registrant’s Current Report on Form 8-K (file number 000-31687), filed January 14, 2005.

10.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (file number 000-31687), filed October 4, 2000.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Delaware General Corporation Law and the Company’s charter provide for indemnification of the Company’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.
     In addition to the indemnification provided by the Delaware General Corporation Law and the Company’s charter, the Company has entered into an Indemnification Agreement with each of its directors pursuant to which the Company agrees to indemnify each director (1) for all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by such director by reason of any action or inaction on the part of such director while an officer or director or by reason of the fact that such director is or was serving at the request of the Company as a director, officer, employee or agent of the Company or other enterprise if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (2) for all expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by the director in connection with the defense or settlement of any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that such director is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, by reason of any action or inaction on the part of such director while an officer or director or by reason of the fact that such director is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interest of the Company and its shareholders, except that no indemnification will be provided in respect of any claim, issue or mater as to which such Director is finally adjudicated by court orders or judgment to be liable to the Company in the performance of such director’s duty to the Company and its shareholders unless and only to the extent that the Delaware Court of Chancery or any other court in which such action or proceeding is or was brought determines upon application, that despite the adjudication of liability such director is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court deems proper. The Company is not obligated under the terms of the Indemnification Agreement to indemnify its directors (1) for proceedings or claims initiated or brought voluntarily by such director and not by way of defense, except for proceedings brought to establish or enforce a right of indemnification under the Indemnification Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, (but such indemnification or advancement of expenses may be provided if the Company’s Board of Directors has approved the initiation of any such suit), (2) for any expenses incurred by a director with respect to any proceedings instituted by such director to enforce or interpret such director’s Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by such director in such proceeding was not made in good faith or was frivolous, (3) for expenses or liabilities paid directly to the directors by directors’ and officers’ insurance, (4) on account of any claims for an accounting of profits made from the purchase or sale by any director of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act, as amended, or (5) if indemnification would not be lawful.

     Directors and officers of the Company are also insured up to an aggregate of $20 million under a directors’ and officers’ liability insurance policy.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3 (1)	Amended and Restated 2000 Stock Option and Incentive Plan. (Exhibit 99.1)

10.4 (1)	Amended and Restated 2000 Employee Stock Purchase Plan. (Exhibit 99.2)

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated herein by reference to the exhibits to the Registrant’s Current Report on Form 8-K (file number 000-31687), filed on July 21, 2005. The number given in parenthesis indicates the corresponding exhibit number on such Form 8-K.

Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlboro, State of Massachusetts, on the 27th day of July, 2005.

Evergreen Solar, Inc.
By:	/s/ Richard M. Feldt
Richard M. Feldt
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Feldt and Richard G. Chebloski and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Richard M. Feldt Richard M. Feldt	Chief Executive Officer, President and Director (Principal Executive Officer)	July 27, 2005
/s/ Richard G. Chleboski Richard G. Chleboski	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2005
/s/ Timothy Woodward	Chairman of the Board of Directors	July 26, 2005
Timothy Woodward
/s/ Philip J. Deutch Philip J. Deutch	Director	July 26, 2005
/s/ Charles J. McDermott Charles J. McDermott	Director	July 26, 2005
/s/ Dr. Gerald L. Wilson Dr. Gerald L. Wilson	Director	July 27, 2005
/s/ William P. Sommers William P. Sommers	Director	July 27, 2005
/s/ Michael El-Hillow Michael El-Hillow	Director	July 27, 2005

EVERGREEN SOLAR, INC.
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3 (1)	Amended and Restated 2000 Stock Option and Incentive Plan. (Exhibit 99.1)

10.4 (1)	Amended and Restated 2000 Employee Stock Purchase Plan. (Exhibit 99.2)

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Incorporated herein by reference to the exhibits to the Registrant’s Current Report on Form 8-K (file number 000-31687), filed on July 21, 2005. The number given in parenthesis indicates the corresponding exhibit number on such Form 8-K.